Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No.333-161827) pertaining to Sinovac Biotech Ltd.’s 2003 Stock Option Plan and the Registration Statement on Form S-8 (No.333-190980) pertaining to Sinovac Biotech Ltd.’s 2012 Share Incentive Plan of our reports dated April 16, 2014, with respect to the consolidated financial statements of Sinovac Biotech Ltd. and the effectiveness of internal control over financial reporting of Sinovac Biotech Ltd., included in this Annual Report on Form 20-F of Sinovac Biotech Ltd. for the year ended December 31, 2013.

/s/ Ernst & Young Hua Ming LLP

Beijing, People’s Republic of China

April 16, 2014